Exhibit 10.2

APTARGROUP, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

AptarGroup, Inc., a Delaware corporation (the “Company”), hereby grants [FIRSTNAME] [LASTNAME] (the “Employee”) as of _________, ____ (the “Grant Date”), pursuant to Section 6(d) of the AptarGroup, Inc. 2016 Equity Incentive Plan (the “Plan”), a restricted stock unit award (the “Award”) of [UNITS GRANTED] restricted stock units, upon and subject to the restrictions, terms and conditions set forth below.  Capitalized terms not defined herein shall have the meanings specified in the Plan.

1.Award Subject to Acceptance of Agreement.  The Award shall be null and void unless the Employee shall accept this Agreement by executing it in the space provided below and returning it to the Company.

2.Restriction Period and Vesting.  (a)  The Award shall vest (i) with respect to [INSERT NUMBER OF UNITS] restricted stock units subject to the Award on _______, ____, an additional [INSERT NUMBER OF UNITS] restricted stock units subject to the Award on _______, ____, and the remaining [INSERT NUMBER OF UNITS] restricted stock units subject to the Award on _______, ____, or (ii) as otherwise provided pursuant to this Section 2 (the “Restriction Period”).

(b)If the Employee’s employment by the Company terminates by reason of retirement, the Award shall continue to vest in accordance with Section 2(a)(i) or earlier pursuant to Section 2(e) hereof; provided, however, that if the Employee dies after such Employee’s termination of employment by reason of retirement, the portion of the Award, if any, which is not vested as of the date of death shall become fully vested as of the date of death.  For purposes of this Agreement, “retirement” shall mean termination of employment, other than for permanent disability or death, either (i) at or after age 55 after a minimum of ten years of employment with the Company or (ii) at or after age 65.  For purposes of this Section 2(b) only, employment with an entity or business acquired by the Company shall be deemed to be employment with the Company.

(c)Upon the Employee’s permanent disability or death, the Award shall become fully vested as of the date of the Employee’s permanent disability or death, as the case may be.  For purposes of this Agreement, “permanent disability” shall mean that the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than six (6) months under an accident and health plan covering employees of the Employee’s employer.

(d)If the Employee’s employment by the Company terminates for any reason other than retirement, permanent disability or death, the portion of the Award, if any, which is not vested as of the effective date of the Employee’s termination of employment shall be forfeited and cancelled by the Company.

(e)(1)  In the event of a Change in Control, the Award shall immediately vest in full, except as otherwise provided in the last sentence of Section 2(e)(2) hereof.

(2)In the event of a Change in Control pursuant to paragraph (3) or (4) of Appendix A to the Plan, the Board of Directors (as constituted prior to such Change in Control) may, in its discretion (subject to existing contractual arrangements):

(i)require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the Shares (as defined in Section 3) issuable pursuant to the Award, as determined by the Board of Directors; and/or

(ii)require the Award, in whole or in part, to be surrendered to the Company by the Employee and to be immediately cancelled by the Company, and provide for the Employee to receive a cash payment in an amount not less than the amount determined by multiplying the number of restricted stock units subject to the Award immediately prior to such cancellation (but after giving effect to any adjustment pursuant to Section 7(b) of the Plan in respect of any transaction that gives rise to such Change in Control), by the highest per share price offered to holders of Common Stock in any transaction whereby the Change in Control takes place.

Notwithstanding the foregoing provisions of Sections 2(e)(1) and 2(e)(2), in the event that (A) the Award constitutes the payment of nonqualified deferred compensation within the meaning of Section 409A of the Code, and (B) the Change in Control does not constitute a “change in control event” within the meaning of Section 409A of the Code, the Award shall not immediately vest upon such Change in Control, but instead shall vest and be payable in the shares of stock substituted, as determined by the Board of Directors pursuant to Section 2(e)(2)(i) hereof, for the Shares (as defined in Section 3 hereof) issuable pursuant to the Award, or the Award shall vest and be payable in cash, as determined by the Board of Directors pursuant to Section 2(e)(2)(ii) hereof, in either case in accordance with the vesting schedule set forth in clause (i) of Section 2(a) hereof, regardless of whether the Employee continues to be employed by the Company, or earlier pursuant to Section 2(c) hereof.

(3)The Company may, but is not required to, cooperate with the Employee if the Employee is subject to Section 16 of the Exchange Act to assure that any cash payment or substitution in accordance with the foregoing to the Employee is made in compliance with Section 16 and the rules and regulations thereunder.

3.Conversion of Restricted Stock Units and Issuance of Shares.    Upon the vesting of all or any portion of the Award in accordance with Section 2 hereof, one share of the Company’s Common Stock, $0.01 par value, shall be issuable for each restricted stock unit that vests on such date (the “Shares”), subject to the terms and provisions of the Plan and this Agreement.  Thereafter, the Company will transfer such Shares to the Employee upon satisfaction of any required tax withholding obligations.  No fractional shares shall be issued under this Agreement.

4.Rights as a Stockholder.  The Employee shall not be entitled to any privileges of ownership (including any voting rights or rights with respect to dividends paid on the Common Stock) with respect to any of the Shares issuable under the Award unless and until, and only to the extent, the Award is settled by the issuance of such Shares to the Employee.

5.Termination of Award.  In the event that the Employee shall forfeit all or a portion of the restricted stock units subject to the Award, the Employee shall promptly return this Agreement to the Company for cancellation.  Such cancellation shall be effective regardless of whether the Employee returns this Agreement.

6.Additional Terms and Conditions of Award.

6.1Nontransferability of Award.  During the Restriction Period, the restricted stock units subject to the Award and not then vested may not be transferred by the Employee other than by will, the laws of descent and distribution or pursuant to Section 7(a) of the Plan on a beneficiary designation form approved by the Company.  Except as permitted by the foregoing, during the Restriction Period, the restricted stock units subject to the Award and not then vested may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such restricted stock units shall be null and void.

6.2Withholding Taxes.  As a condition precedent to the delivery to the Employee of any of the Shares subject to the Award or upon the Employee’s satisfaction of the retirement eligibility conditions set forth in Section 2(b), the Employee shall, upon request by the Company, pay to the Company (or shall cause a broker-dealer on behalf of the Employee to pay to the Company) such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award.  If the Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee.

6.3Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the restricted stock units or the delivery of the Shares hereunder, the Shares subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.  The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent or approval.

6.4Issuance of Shares.  Subject to Sections 6.2 and 6.3, within 30 days after the vesting of the Award, in whole or in part, the Company shall issue or cause to be issued in the Employee’s name (or such other name as is acceptable to the Company and designated in writing by the Employee) the vested Shares.  Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company (or, alternatively at the discretion of the Company, a certificate or certificates may be registered in the Employee’s name).  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6.2.

6.5Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Employee give or be deemed to give the Employee any right to continued employment by the Company or any Affiliate of the Company.

6.6Decisions of Board or Committee.  The Board of Directors of the Company or the Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Board of Directors or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.7Company to Reserve Shares.  The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of it authorized but unissued shares of Common Stock, shares of Common Stock equal to the full number of unvested restricted stock units subject to the Award from time to time.

6.8Agreement Subject to the Plan; Section 409A of the Code.  This Agreement is subject to the provisions of the Plan (including the adjustment provision set forth in Section 7(b) thereof) and shall be interpreted in accordance therewith.  The Employee hereby acknowledges receipt of a copy of the Plan.  This Agreement shall be interpreted and construed in a manner that avoids the imposition of taxes and other penalties under Section 409A of the Code.  The Company reserves the right to amend this Agreement to the extent it determines in its sole discretion such amendment is necessary or appropriate to comply with applicable law, including but not limited to Section 409A of the Code.  Notwithstanding the foregoing, under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee due to any failure to comply with Section 409A of the Code.

7.Miscellaneous Provisions.

7.1Meaning of Certain Terms.  As used herein, the term “vest” shall mean no longer subject to forfeiture and all rights hereunder shall be deemed to be vested.  As used herein, employment by the Company shall include employment by an Affiliate of the Company.

7.2Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Employee, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.3Notices.  All notices, requests or other communications provided for in this Agreement shall be made in writing by (a) actual delivery to the party entitled thereto, (b) mailing to the last known address of the party entitled thereto, via certified or registered mail, return receipt requested or (c) telecopy with confirmation of receipt.  The notice, request or other communication shall be deemed to be received, in the case of actual delivery, on the date of its actual receipt by the party entitled thereto, in the case of mailing, on the tenth calendar day following the date of such mailing, and in the case of telecopy, on the date of confirmation of receipt; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.4Governing Law.  This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

APTARGROUP, INC.

By:	Stephen J. Hagge
President and Chief Executive Officer

Appendix A
to AptarGroup, Inc.
Restricted Stock Unit Award
Agreement for Employees

APTARGROUP, INC.

2016 Equity Incentive Plan

NAME:[FIRSTNAME] [LASTNAME]

GRANT DATE:  [GRANTDATE]

UNITS GRANTED:  [UNITS GRANTED]

ACCEPTANCE & BENEFICIARY DESIGNATION FORM

Capitalized terms not defined herein shall have the meanings specified in the AptarGroup Inc. Restricted Stock Unit Award Agreement, dated as of _______, ____ (the “Agreement”), and the AptarGroup, Inc. 2016 Equity Incentive Plan.

1. Acceptance.

The Employee hereby accepts the Agreement this ____ day of ______________, 2016.

2.Beneficiary Designation.

You may designate a primary beneficiary and a secondary beneficiary.  You can name more than one person as a primary or secondary beneficiary.  For example, you may wish to name your spouse as primary beneficiary and your children as secondary beneficiaries.  Your secondary beneficiary(ies) will receive nothing if any of your primary beneficiaries survive you.  All primary beneficiaries will share equally unless you indicate otherwise.  The same rule applies for secondary beneficiaries.

Designate Your Beneficiary(ies):

Primary Beneficiary(ies):

Secondary Beneficiary(ies):

I certify that my designation of beneficiary set forth above is my free act and deed.

3. Receipt of Prospectus.

I certify that I have received a copy of the Prospectus accompanying the 2016 Equity Incentive Plan.

Employee’s Signature

Date

2